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EXHIBIT 99.1

        NEWS RELEASE

[WASHINGTON GROUP INTERNATIONAL LETTERHEAD]

January 13, 2004

Washington Group International Team Wins Contract to Perform up to $1.5 Billion

Of Services Supporting the U.S. Army Corps of Engineers in Iraq and Elsewhere

        BOISE, Idaho—Washington Group International, Inc. (NASDAQ: WGII) announced today that it has been selected for a contract to provide a variety of design, engineering, and construction services to the Transatlantic Programs Center of the United States Army Corps of Engineers throughout Central Asia, North Africa and the Middle East.

        Under the terms of the indefinite delivery/indefinite quantity (ID/IQ) contract, Washington Group and its partner, Black & Veatch Corporation of Overland Park, Kansas, will be awarded specific assignments to support the Corps of Engineers over the next five years. The work is confined to the U.S. Central Command area of operations which includes Iraq and 24 other countries from the Horn of Africa through Central Asia. The contract has a monetary ceiling of $500 million for the first year. It also includes four one-year options, each with a $250 million ceiling.

        This latest award is the second such contract won by Washington Group to support the Corps of Engineers in the region. Currently, Washington Group is performing $344 million worth of tasks under a contract awarded last April that has a $500 million ceiling. Most of the current work is being performed in Iraq where Washington Group is refurbishing and installing electricity generating plants, reconstructing 460 kilometers of 400 kilovolt electrical transmission lines and bringing a hospital back into full service. Other tasks are being performed in Afghanistan and Kuwait.

        "It is a great honor to support the United States and the Army Corps of Engineers in such a noble effort. We are thrilled that the Corps has turned to us again to help them," said Stephen G. Hanks, Washington Group President and Chief Executive Officer. "Our support for bold projects undertaken by the Army Corps of Engineers all over the world dates back almost 100 years in such places as Wake Island and Vietnam. We are proud to be a part of their team."

        IDIQ contracts do not identify a specific quantity of services, but they do set ceilings on the total amount of work that can be awarded to a company during the life of the contract.

        Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. With approximately 27,000 employees at work in over 40 states and more than 30 countries, the company provides professional, scientific, management, and development services in more than two dozen major markets.

Markets Served

        Included among those markets are: Power generation, transmission and distribution, and clean air solutions; environmental remediation; heavy civil construction; mining; nuclear services; defense, homeland security, and global threat reduction; industrial, gas, chemical, and pharmaceutical processing; manufacturing; facilities operations and management; transportation; and water resources.

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        This news release contains forward-looking statements within the meaning of the private securities litigation reform act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof. Such forward-looking statements are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in social, economic, business, industry, market, legal, and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the corporation's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial, and other governmental authorities and officials.

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  EXHIBIT 99.1